  Exhibit 3.2

CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF FORMATION
OF
OPEXA THERAPEUTICS, INC.

Pursuant to the provisions of Section 3.053 of the Texas Business Organizations Code, Opexa Therapeutics, Inc., a Texas corporation (the “Corporation”), hereby adopts the following Certificate of Amendment to its Restated Certificate of Formation (the “Restated Certificate”).

ARTICLE I.

The name of the Corporation is Opexa Therapeutics, Inc. The file number issued to the Corporation by the Secretary of State of the State of Texas is 118585600 and the date of formation of the Corporation is March 15, 1991.

ARTICLE II.

The Restated Certificate is hereby amended by replacing Article I in its entirety as follows:

 “The name of the Corporation is Acer Therapeutics Inc.”

ARTICLE III.

This Certificate of Amendment to the Restated Certificate has been approved in the manner required by the Texas Business Organizations Code and by the governing documents of the Corporation.

ARTICLE IV.

This Certificate of Amendment shall become effective on September 19, 2017 at 3:03 p.m. Central Daylight Time.

The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument and certifies under penalty of perjury that the undersigned is authorized under the provisions of law governing the entity to execute the filing instrument.

Dated: September 19, 2017	By:	/s/ Neil K. Warma
Neil K. Warma